Exhibit 99.1

CORPORATE PARTICIPANTS

Michael Freeman

Salix Pharmaceuticals, Inc. - Associate VP, IR and Corporate Communications

Bill Forbes

Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

Adam Derbyshire

Salix Pharmaceuticals, Inc. - EVP, CFO

Carolyn Logan

Salix Pharmaceuticals, Inc. - President and CEO

CONFERENCE CALL PARTICIPANTS

David Amsellem

Piper Jaffray - Analyst

Burt Hazlett

BMO Capital Markets - Analyst

Scott Henry

Roth Capital Partners - Analyst

Michael Tong

Wells Fargo Securities - Analyst

Annabel Samimy

Stifel Nicolaus - Analyst

Michael Faerm

Credit Suisse - Analyst

Greg Waterman

Goldman Sachs - Analyst

Heather Behanna

JMP Securities - Analyst

Chris Holterhoff

Oppenheimer & Co. - Analyst

Ami Fadia

UBS - Analyst

Jim Molloy

Caris & Company - Analyst

Greg Savonovich

Jefferies & Co. - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Salix Pharmaceuticals Fourth Quarter 2010 earnings release conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Michael Freeman, Associate Vice President of Investor Relations and Corporate Communications. Please go ahead, sir.

Michael Freeman - Salix Pharmaceuticals, Inc. - Associate VP, IR and Corporate Communications

Good afternoon. Thank you for joining us today. I am Mike Freeman, Associate Vice President of Investor Relations and Corporate Communications for Salix Pharmaceuticals. With me today, are Adam Derbyshire, our Executive Vice President and Chief Financial Officer, and Carolyn Logan, our President and Chief Executive Officer. Adam will begin the presentation with the review of the financial results for the fourth-quarter and full-year 2010. Carolyn then will review operations to complete the formal segment of today’s call. At the conclusion of these comments, Management will respond to appropriate questions.

Various remarks that Management might make during this conference call about future expectations, plans and prospects for the Company, constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in our press releases and SEC filings, including our Form 10-K for 2009. Specifically, the information in this conference call related to projections, development plans and other forward-looking statements is subject to this Safe Harbor. I now will turn the call over to Adam.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Thank you, Mike. Total product revenue was $118.5 million for the fourth quarter of 2010, a 69% increase compared to $70.2 million for the fourth quarter of 2009. Total product revenue for the full year of 2010 was $337 million, compared to $232.9 million for the full year of 2009, a year-over-year increase of 45%. Xifaxan revenue for the fourth quarter of 2010 was $83 million, compared to $24.9 million for the fourth quarter of 2009. Xifaxan revenue increased 112% year over year, with full-year 2010 revenue of $250.5 million, compared to full-year 2009 revenue of $117.9 million. Apriso revenue for the fourth quarter of 2010 was $14.8 million, compared to $7.6 million for the fourth quarter of 2009. Apriso revenue increased 140% year over year, with full-year 2010 revenue of $32.2 million, compared to full-year 2009 revenue of $13.4 million.

Our key bowel cleansing products, MoviPrep and OsmoPrep, generated combine revenue of $20.3 million for the fourth quarter of 2010, compared to $30.4 million for the fourth quarter of 2009. Total combined product revenue for these two products was $54.2 million for the full-year 2010, compared to $78.1 million for the full-year 2009. Total cost of products sold was $27.2 million for the fourth quarter and $68.7 million for the full year of 2010.

Total cost of products sold on a non-GAAP basis, excluding the cost of products sold portion of the one-time Metozolv ODT non-cash impairment charge, was $21 million for the fourth quarter and $62.5 million for the full-year 2010. An explanation of the non-GAAP information in this release, as well as the reconciliation of that information to the relevant GAAP information, is included in the financial table.

Gross margin on total product revenue was 77% for the fourth quarter of 2010, compared to 75.1% for the fourth quarter of 2009. And 79.6% for the full year of 2010, compared to 77.7% for the full year of 2009. Gross margin on total product revenue on a non-GAAP basis was 82.3% for the fourth quarter and 81.5% for the full-year 2010. The Company expects gross margin on total product revenue for 2011 to exceed 81%.

Research and development expenses were $11.8 million for the fourth quarter of 2010, and $73.3 million for the full year of 2010, compared to $19.9 million and $89.5 million respectively for the prior-year period. Selling, general and administrative expenses were $39.4 million for the fourth quarter of 2010, and $156.1 million for the full-year 2010, compared to $36.4 million for the fourth quarter of 2009 and $120 million for the full-year 2009.

The Company reported net income of $24.5 million, or $0.40 per share fully diluted, for the fourth quarter of 2010. The net loss for the full year was $27.1 million, or $0.47 per share fully diluted. Net income on a non-GAAP basis, excluding total impairment charges for Metozolv ODT and Pepcid OS and expense for the June 2010 convertible debt offering, which were not included in the Company’s 2010 guidance, was $41.9 million, or $0.66 per share fully diluted for the fourth quarter of 2010, and $28.4 million, or $0.54 per share fully diluted, for the full-year 2010. Cash and cash equivalents were $518 million on December 31, 2010. We continue to be pleased with the Company’s ongoing product revenue growth.

Significant increases in revenue during 2010 of both Xifaxan and Apriso resulted in 45% increase year over year in total product revenue compared to 2009. During the fourth quarter of 2010, our Xifaxan business, comprised of Xifaxan 550 tablets and Xifaxan 200 mg tablets combined, demonstrated impressive growth on a milligrams-prescribed basis of 81% compared to fourth quarter of 2009. Also during the fourth quarter, both MoviPrep and Apriso demonstrated strong prescription growth. We believe 2011 total product revenue will be approximately $520 million. This 2011 revenue guidance represents a 54% growth over 2010 revenue. We also believe that we’ll be able to generate approximately $110 million in income before taxes for the full year ending December 31, 2011.

The Company does not expect to pay significant cash taxes in 2011. Since the Company expects to be transitioning into sustainable profitability, we are having discussions with our tax advisors regarding our expected 2011 effective tax rate. Expense assumptions for 2011 include research and development expenditures of approximately $98 million, including the cost associated with Relistor subcutaneous injections sNDA filing and Relistor oral Phase III trial. The Company acquired Relistor in February 2011, and currently is in the process of finalizing development plans and activities and their associated R&D expenditures. Selling, general and administrative expenditures are estimated to be approximately $178 million.

In addition to the research and development and selling, general and administrative expenses, the Company expects total net interest expense of approximately $28 million for 2011. This expense incorporates the cash and non-cash charges related to the Company’s convertible debt offerings of August 2008 and June 2010. The current annualized run rates based on dollarizing January prescription data for Xifaxan, our bowel cleansing product line, Apriso, and our other products are approximately $312 million, $101 million, $50 million and $13 million respectively. Based on the full-year 2011 guidance provided, for the first quarter of 2011, we anticipate total Company product revenue of approximately $100 million and break-even earnings on a GAAP basis for the first quarter of 2011. I now will turn the call over to Carolyn Logan, our Chief Executive

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

Thank you, Adam. The March 23 approval and May 24 launch of Xifaxan 550 mg for the treatment of Overt Hepatic Encephalopathy are the two dates which highlight the many accomplishments enjoyed by Salix during 2010. We are pleased with the impact this treatment advance has provided for patients to date, and we look forward with great anticipation to the ongoing impact this innovative therapy should provide for patients, as well as the significant commercial opportunity Xifaxan 550 should create for Salix going forward.

In conjunction with the approval and launch of the Xifaxan 550, we were very pleased to have the results of our pivotal Phase III study of Xifaxan 550 mg and Overt Hepatic Encephalopathy published in the March 25, 2010 edition of the New England Journal of Medicine. The publication of the results in this highly respected and widely disseminated medical journal, serves a strategic role in educating healthcare providers on the utility of the first clinical treatment option for Overt HE patients approved in the United States in more than 30 years.

On June 7, 2010, we submitted an sNDA for Xifaxan 550 for the proposed indication of treatment of non-constipation irritable bowel syndrome and IBS-related bloating. Data from the Company’s Phase III pivotal trials demonstrated that a 14-day course of Xifaxan 550 taken 3 times daily, achieved adequate relief of IBS symptoms in a significantly greater proportion of patients during the first 4 weeks following 2 weeks of treatment, as well as over 3 months. That was 2 weeks of treatment, plus 10 weeks of follow-up, compared with placebo.

Market research indicates healthcare providers and patients are not satisfied with current treatment options for IBS. We believe Xifaxan 550 mg has the potential to provide a solution for this widespread condition by means of its utility to treat the underlying cause of irritable bowel syndrome. We are pleased to have the results of our pivotal Phase III studies of Xifaxan 550 in non-constipation irritable bowel syndrome and IBS-related bloating published in the January 6, 2011 edition of the New England Journal of Medicine. The findings reported show the potential of Rifaximin to treat multiple symptoms of irritable bowel syndrome and to provide long-lasting results.

On February 23, 2011, Salix announced that the United States Food and Drug Administration, or FDA, informed the Company that it intends to issue a Complete Response Letter on or before the March 7, 2011 PDUFA goal date regarding the supplemental new drug application for Xifaxan 550 mg tablets for the proposed indication of treatment of non-constipation irritable bowel syndrome and IBS-related bloating. Until we receive the Complete Response Letter, we have limited information as to its complete content. The FDA issues a Complete Response Letter to indicate that the review cycle for an application is complete, and that the application is not ready for approval.

The Company is of the understanding that the FDA deems the Xifaxan 550 mg sNDA is not ready for approval, primarily due to a newly-expressed need for re-treatment information. We will consider next steps with respect to the Xifaxan 550 mg supplemental New Drug Application for non-C- IBS following receipt of this Complete Response Letter.

Salix is in the fortunate position of having built a strong and diversified base of business by means of our very active and very successful gastroenterology-focused business development and product development activities over the past 11 years. Since the Company’s inception, we have acquired 16 late-stage development projects or marketed products, secured seven New Drug Application approvals and launched seven products.

We successfully continued to build our business during 2010 and early 2011 as we progressed the development of crofelemer and budesonide foam and in-licensed Lumacan and Relistor. In November 2010, we announced the top-line results of our 374-patient ADVENT trial of crofelemer in the treatment of chronic diarrhea in people living with HIV or HIV-associated diarrhea. In this trial, 125 mg’s of crofelemer dosed twice daily for 28 days, resulted in relief of diarrhea in a highly statistically significant proportion of patients compared with placebo, with a p-value of 0.0096. In this trial, the overall safety profile of crofelemer was balanced across all groups, including treatment and placebo.

In January 2011, we held a pre-NDA meeting with the FDA. Currently, efforts are underway to submit a New Drug Application for crofelemer by the middle of 2011. The development of budesonide foam also progressed during 2010. Patient enrollment continues in our two identically-designed Phase III multi-center, double-blind randomized placebo-controlled studies, evaluating the effectiveness and safety of budesonide rectal foam for the treatment of mild to moderate ulcerative proctitis, or proctosigmoiditis. In October, the Company acquired rights to Lumacan, a novel, fluorescing prescription agent designed to improve the detection of pre-cancerous and cancerous lesions in the colon.

Fluorescence, or blue-light colonoscopy, has been shown to identify approximately 65% more lesions, compared to standard, or white-light, colonoscopy. We believe Lumacan holds the potential to save lives through improved detection. We have built a successful franchise in the bowel-cleansing market with MoviPrep and OsmoPrep, and we believe Lumacan should extend Salix’s presence in the gastroenterologist’s office and serve as a strategic extension of our gastroenterology-focused business. In February of 2011, we added Relistor Subcutaneous Injection, a first-in-class treatment for opioid-induced constipation, or OIC, in patients with advanced illness, to our product portfolio. We believe Relistor represents a valuable asset that merits additional development and targeted commercialization.

Work is underway to expand the use of Relistor from its current treatment for patients with advanced illness, to potentially include treatment for the larger market of patients with chronic non-malignant pain. During 2011, we intend to submit a supplemental New Drug Application for Relistor Subcutaneous Injection for opioid-induced constipation in chronic, non-malignant pain. Additionally, an oral formulation of Relistor for opioid-induced constipation in chronic, non-malignant pain is in Phase III development. We anticipate patient enrollment in this trial should be completed by the end of 2011. We look forward to utilizing our specialty sales force in the United States, and to identifying appropriate partners worldwide to provide physicians with a solution to address the opioid-induced constipation experienced by their patients.

We remain committed to our mission of being the leading United States specialty pharmaceutical Company; licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. We are focused and engaged in efforts to continue to build upon our success. Our primary marketed products — Xifaxan 550 for Overt Hepatic Encephalopathy, our bowel-cleansing products, consisting of MoviPrep and OsmoPrep, and Apriso, our once-a-day mesalamine, delayed and extended-release product for the maintenance of remission of ulcerative colitis — comprise a strong base business that is generating growing revenue.

We believe combined peak-year sales of these currently marketed products could exceed $1.2 billion. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates that should drive additional revenue growth if they are commercialized. We believe combined peak-year sales of our new product candidates currently in development — that being Relistor, crofelemer, budesonide foam and Lumacan — could exceed $1.8 billion. We look forward to initiating the commercial contribution of these products next month with the launch of the newly-approved, pre-filled syringe formulation of Relistor. This completes my comments. Thank you for your participation in today’s call. And now, I will turn the call over to the operator to begin the question-and-answer session. Thank you.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We’ll go first to David Amsellem with Piper Jaffray.

David Amsellem - Piper Jaffray - Analyst

The first question is on the guidance. Using the January run rate to get to total revenue of $476 million, you’re guiding to $520 million. And so, that implies only about a 9% growth, and you had XIFAXAN sales of $83 million, and now you’re annualizing to only $312 million. So, I guess the question is here is, just help us understand the guidance here. Is this just conservatism? Is it reflecting any substantial de-stocking? Are you reflecting some drop-off in off-label use of XIFAXAN in IBS? Just help us understand what’s happening here.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes, David, this is Adam. I think we just want to be conservative. And we can always up the guidance later in the year as things progress.

David Amsellem - Piper Jaffray - Analyst

Okay. And last week you mentioned that the annualized run rate for XIFAXAN was $340 million. Now you’re saying $312 million. That was only a few days ago. What changed?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Well, $312 million is based on January, the whole month of January prescriptions. That $340 million was based on taking the latest weekly data, which at that point in time was the second week in February because we’re still seeing a fairly nice ramp in the early February timeframe. So, that’s where that number came from.

David Amsellem - Piper Jaffray - Analyst

Got it. Okay. And then another question on the IBS indication. I realize you can’t say much, but let’s assume that a long-term study assessing re-treatment is what the FDA is looking for. And given the length and expense of such a study, how inclined would you be to walk away from the filing? And secondly, what would be your expectations regarding off-label use in IBS going forward? Without the label expansion, do you see that off-label use stagnating, growing, declining? Help us think about that.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

This is Carolyn. As far as the off-label use and what we think will happen there, as you know, we have never promoted off-label. We will continue to take a very hard-line on that. But the fact is, there is a lot of data that’s been published, and a lot of physicians have had their own experience with their IBS patients. So, we would anticipate that those physicians who are currently using the drug with their IBS patients would continue to do so. And with the recent New England Journal of Medicine publication, that this audience could possibly widen because that is a widely-read and highly-revered publication. I don’t know if that helps you, but that is about as much as we can say about that. And as far as the way it may say in the Complete Response Letter about a possible re-treatment study, I think we have to see that, and Bill and his team have to digest it.

But if it is a long and winding road, a very expensive road that could potentially end at the same place we are now, I’m not sure we have an appetite to do that. So, we are prepared to walk away from the IBS indication if the path to get there is so onerous that it is not feasible for us to complete that. We believe that we have created some very sound and solid data that showed efficacy across the board. And we believe that we deserve approval with what we currently have. And would be very willing to do some type of re-treatment study in a post-marketing requirement or commitment. And we’re hoping that the agency could still possibly see their way to do that, and we would not receive a Complete Response Letter. But we don’t want to give anyone false hope or false expectation, because they were very clear with us about that.

David Amsellem - Piper Jaffray - Analyst

Okay. I’ll jump back in the queue. Thanks.

Operator

We’ll take our next question from Burt Hazlett with BMO Capital Markets.

Thanks. I have 2 kind of nuts-and-bolts financial questions, and then another one on XIFAXAN. Adam, could you describe how you expect things to proceed with regard to taxation? And just a little more granularity would help. And then I’ve got 2 more after that.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes. We’re in the process now of working with our tax advisors because the reality of this is, that we are transitioning into sustainable profitability. And there are all kinds of things that can occur when that happens. For instance, you could have to basically recognize any deferred tax asset that is left, and you could end up having a tax benefit in the year. So, we’re dealing with anything from there to possibly effective tax rate in the 15% range. So, we could be looking at a tax benefit to a tax expense of 15%. Now, cash taxes we’ll have very little cash taxes. It will be a very small percentage. So, that’s what we’re dealing with right now. Again, we just need to get more advice from our tax advisors and then we’ll have better clarity on that. That’s why we wanted to provide the $110 million income-before-tax number to everyone.

Burt Hazlett - BMO Capital Markets - Analyst

Okay. Thank you. Just on the bowel prep products, again $20 million this year 4Q versus $30 million last year. Just a little more color there.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes, for OSMOPREP, year over year we were down about 20%. And then we were up about 20% on MOVIPREP. And I think we’ve talked about this for 2010, that inventory levels for MOVIPREP were down below where we were comfortable keeping them, just because of the size of the unit. So, ex-factory shipments came in less than demand.

Burt Hazlett - BMO Capital Markets - Analyst

Okay. Thank you. And just on XIFAXAN. If re-challenge is an important issue, as it may be or may not be with regard to FDA, if you don’t pursue it, is this enough of an issue in the community that you expect it to be pursued by others? Just discussing —

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

Bill Forbes is here. Bill, would you like to answer that?

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

Hi Burt. This is Bill Forbes. I think in discussing this and trying to understand the agency’s position here, one of the things that we did through the development was stress to the division that we were really looking for a [Q] treatment and symptomatic relief from that. And the 2 weeks gave rapid and durable relief, which it did. And the New England Journal of Medicine article showed that in the 2 trials. What we hear from them, is they want to know when and how physicians are supposed to retreat, the shift from a Q-treatment to really maintenance. And that is how they feel, that it’s going to end up getting used. And certainly, we have a lot of physicians and thought leaders that work with us that use rifaximin in over and over in their IBS patients. And they do get durable and reliable relief on re-treatment.

As far as your question of what might be next, I think the issue that we have — and I know that when David asked this question before — that the issue that we have is with this current formulation of 550, we of course have next generation coming up as well. So, the possibility of being able to use the next generation to answer these questions down the line is something that I think we struggle with right now. So, without knowing exactly how much information the agency is going to need and exactly some clarity from them of what they’re willing to live with, it’s hard to know if this is a big request or a little request from them. But as far as affecting the prescribers out there, I have not heard that there is an issue with re-treatment and lack of response. So, I don’t anticipate that being a problem at all.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

And, in fact, we know that with hepatic encephalopathy, we provided the agency with close to 4 years of continuous use in that population who has greater absorption than any other population that we’ve studied. And there was no lessening of effect or problem or issue with that. In fact, I heard from a physician today that has a very successful practice in IBD and is a big researcher, widely published, and he says he has Crohn’s patients that have been on the drug for years with no issues, no lasting of effects. So, we are not in agreement with the agency on this.

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

And I know that there’s some additional data that’s coming together now around re-treatment. And it may be considered more chart review. But there will be more information available to this. There’s already some information that Dr. Pimentel has published, looking at re-treatment with rifaximin. But there’s more that’s going to be coming out on this. So, as I said, I think that the data, as it starts to get published, is going to reinforce that XIFAXAN is reliable and durable in its response.

Burt Hazlett - BMO Capital Markets - Analyst

Thanks. We can’t wait to see the letter.

Operator

We’ll take our next question from Scott Henry with Roth Capital.

Scott Henry - Roth Capital Partners - Analyst

Thank you. A couple of questions on XIFAXAN. First — and I don’t know how much color you’ll give on it, but I did want to ask the question. When you think about IBS, that indication perhaps being significantly delayed, how does that impact the decision on pricing for HE? Because of the lack of substitution across doses, is there a possibility that you could have more pricing power for HE?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

There is a possibility, but we have to be very thoughtful about that. Especially as we consider some future indications, whether it’s IBS or Crohn’s Disease or something else that could be in the future. There’s no doubt, though, we are considering that. A lot of the HE population comes through Medicare and Medicaid, and there are restrictions on price increasing for those patients. So, that is also something that we take into consideration. But, yes, Scott, we’re on your page.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

And Scott, I just want to make it clear that our guidance does not include getting aggressive with price. So, it’s just doing our normal single mid-level, single-digit price increase.

Scott Henry - Roth Capital Partners - Analyst

Okay. And with regards to the $83 million number, was there any stocking in that number? Or, is that a kind of true demand number?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

We did have a price increase in the fourth quarter on the 200 mg, that we did allow wholesalers to have a little bit of a buy. But it’s basically in line with demands.

Scott Henry - Roth Capital Partners - Analyst

Okay. And just a couple of very quick questions. With regards to the $100 million number for Q1, what lever should we be thinking about there in terms of — I assume there’s some destocking in certain products?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Again, with the price increase for both the 200 mg’s of XIFAXAN and then for MOVIPREP, for them, that occurred in fourth quarter, so we would expect that to reflect sales in first quarter. And that’s why we’re coming in at the $100 million.

Scott Henry - Roth Capital Partners - Analyst

Okay. The final question, just from a curiosity standpoint, why is it that you think that the FDA chose to telegraph the coming Complete Response Letter ahead of time, as opposed to just sending it? Just curious on that front.

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

This is Bill again. I don’t know if I can answer that question because they didn’t state why they told us beforehand that they were going to do it. On a teleconference, I asked a very direct question and I got a direct response. So, I don’t know that there’s any particular reasons. But I think that in this case, that’s what they did.

Scott Henry - Roth Capital Partners - Analyst

Okay, thank you for the color and thank you for taking the questions.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

You were asking about labeling discussions, so maybe that prompted it.

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

Yes, I mean obviously we were hassling them about labeling, so that’s what brought it all up.

Scott Henry - Roth Capital Partners - Analyst

Thank you.

Operator

We’ll take our next question from Michael Tong with Wells Fargo Securities.

Michael Tong - Wells Fargo Securities - Analyst

Quick ones. Adam, in the interest expense guidance for the year, how much should we be thinking about as an (Technical difficulty; recording skips).

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

How much is what? I’m sorry.

Michael Tong - Wells Fargo Securities - Analyst

How much would be in the non-cash which attributed to (technical difficulty).

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

We have a really well-written footnote in our Qs and our K that basically bifurcates the instrument between a debt instrument and an equity instrument. And so, the non-cash portion of it would be the difference between the coupon and what we would experience if it were a pure debt instrument. So, we have a really nice footnote on that. I think that’s probably the best way to look at that right now, because I just don’t want to give you numbers off the top of my head. I can follow-up in an e-mail with you shortly after this call and give you some specific numbers on that.

Michael Tong - Wells Fargo Securities - Analyst

Okay. Great. With respect to SG&A guidance this year, it seems like a healthy ramp. Other than your typical DDW spending, so second quarter generally higher what, are some of the levers and what are some of the spending priorities as far as SG&A is concerned for 2011?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes, the launch of RELISTOR in the pre-filled syringe will be occurring. And that’s actually loaded heavily in the first quarter. And so, that’s why we’re guiding to a break-even on a GAAP basis for the first quarter because you had that in there. And then frankly, we had a lot of IBS on a marketing front. And IBS initiatives that we just had to do ahead of time for expecting an approval on March 7. So, unfortunately those dollars have been spent, and a lot of those dollars are hitting in the first quarter. And we won’t experience that spend going forward. But we had to prepare it as if we were going get approved.

Michael Tong - Wells Fargo Securities - Analyst

So, in other words the SG&A is very heavily loaded towards the first half of the year then?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes, I would say so.

Michael Tong - Wells Fargo Securities - Analyst

Thank you.

Operator

We’ll go next to Annabel Samimy with Stifel Nicolaus.

Annabel Samimy - Stifel Nicolaus - Analyst

Hi. Thanks for taking my question. I just wanted to clarify a point on the run rate for XIFAXAN. You said it was based on January prescriptions, and last week’s $340 million was based on the last week’s prescriptions. So, are you saying that $340 million would still be the run rate if you are looking at February weekly prescription data?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Well, all of February is not in yet.

Annabel Samimy - Stifel Nicolaus - Analyst

That was just the week that you were basing that off of.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Right. So yes, we would expect that to be in line with the month of February.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. And you mentioned that there wasn’t so much stocking, the number was close to demand. Completely lost the question. Never mind.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

We can follow up later.

Annabel Samimy - Stifel Nicolaus - Analyst

We can follow up online. But just a separate question. Do you have any expectation that the off-label IBS sales would increase given any indications of the interest you’re getting from the New England Journal of Medicine article that you’ve been able to distribute? Knowing very well that you’re not marketing IBS?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

That’s a reasonable assumption, but of course I don’t think we really know how to answer that. It’s widely read, a lot of journal clubs review the articles in the New England Journal of Medicine for their specialty. So, it is getting a lot of attention. But of course, we can’t promote it. We can’t sell off of it. We can’t answer questions that are in it. So, the physician community has to, on their own, read it and be interested in it.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. And just if I may, I remember the question I was asking before. Is there any specifics you can provide us with on the non-retail sales component that you saw this quarter versus last quarter?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

It continued to increase for the 550. It’s pushing up against 17%, and then it’s hanging in there for the 200 mg at roughly 31%.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay, great. Thank you.

Operator

We’ll take our next question from Michael Faerm with Credit Suisse.

Michael Faerm - Credit Suisse - Analyst

Hi. Thanks for taking the question. Just to clarify, the $100 million revenue number you gave for the first quarter of 2011, that’s a Salix entire Company revenue number, correct?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Correct.

Michael Faerm - Credit Suisse - Analyst

Can you help me understand why that would be sequentially down from fourth quarter?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Again, because when we do a price increase — we had two price increases in fourth quarter. One on the 200 mg and one on MOVIPREP. We have to work with our wholesalers. We do allow them to have a controlled buy at the older price prior to doing a price increase. We feel like we need to do that because they’re our partners. So, what you’ll see in the first quarter is that unwinding itself in the first quarter.

Michael Faerm - Credit Suisse - Analyst

And can you give us a sense of how much of the $100 million you expect to be XIFAXAN?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

We’re not breaking it out by product.

Michael Faerm - Credit Suisse - Analyst

Okay. Question about your R&D guidance. Does that include any spend for anything associated with a re-treatment trial, preliminary work or starting a trial or anything at all?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Well, if we can come to an agreement with the agency for a re-treatment trial that makes sense, then it will be a priority to work within the guidance we provided.

Michael Faerm - Credit Suisse - Analyst

Okay. Does that mean that a trial that would force you to go outside of that guidance would be unlikely to happen?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Well, I guess if it were a trial that made sense to us and believe that the trial would lead us down a road of not really understanding about re-treatment — if it ended up being a little bit more money but we felt like the probability of success was good, then, yes, we would be willing to increase our R&D budget and let you know that. But we believe for something to make sense, that it could work within our given guidance.

Michael Faerm - Credit Suisse - Analyst

Okay. And just one last question. Can you give us any updated numbers on what you’re seeing in terms of the breakdown between HE and IBS use?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

We don’t have an update on that. But, we’d hope to have an update sometime in March, once we complete our ATU research.

Michael Faerm - Credit Suisse - Analyst

Okay. Thank you.

Operator

We’ll take our next question from Greg Waterman with Goldman Sachs.

Greg Waterman - Goldman Sachs - Analyst

Thanks for taking the questions. Realizing you’re not giving specific guidance beyond 2011, can you at least help us think about the likely direction of SG&A pending in the long term in the exclusion of the IBS indication? Are you adequately sized in gastroenterology for the new products?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Absolutely.

Greg Waterman - Goldman Sachs - Analyst

And then quickly on R&D spending, can you help us reconcile the fourth quarter spending versus 2011? Is this primarily related to RELISTOR?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes. But, we have a lot going on. We have RELISTOR, we have the post-marketing requirements and commitments around Hepatic Encephalopathy. We have the ongoing 2 Phase 3 studies for budesonide foam. There’s crofelemer that we’re wanting to get filed by mid-year this year. So, there’s a lot going on in R&D.

Greg Waterman - Goldman Sachs - Analyst

Great. That’s helpful. Thank you.

Operator

We’ll go next to Heather Behannah with JMP Securities.

Heather Behanna - JMP Securities - Analyst

Hi, thanks for taking my question. I’m calling on behalf of Lisa Bayko. Just a couple of questions about XIFAXAN. Just this year, if there was a build-up in the distributor or wholesaler channel of inventory of the 550 in anticipation of the IBS approval. And then the second question is, just if you think they’ll be pushed back from payers on off-label usage after the Complete Response Letter comes out?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Sure, I’ll address your first question. No, there was no build-up of the 550 because, obviously, for IBS we were going to create the dose pack SKU, the 42-count does pack. And that was going to be product directly for the IBS indication. So, we have not done that.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

Was your second part of the question, do we anticipate pressure from payers with the lack of the indication?

Heather Behanna - JMP Securities - Analyst

Yes. Some push-back after the response letter is issued?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

No, we don’t. Because they have been reimbursing without a label, and so we don’t believe that will dramatically change, or change at all. Because the count for IBS is 42 tablets. The count prescription for a month for HE is 60. And so, at the pharmacy, where the transaction takes place, for most payers, and certainly the pharmacists aren’t going to know if it’s an HE patient or an IBS patient. So, we don’t anticipate any big change there. We think it will continue as it has been going.

Heather Behanna - JMP Securities - Analyst

Great. Thanks for taking my questions.

Operator

We’ll go next to Chris Holterhoff with Oppenheimer & Company.

Chris Holterhoff - Oppenheimer & Co. - Analyst

Hi. Thanks for taking the questions. Just wondering if your SG&A guidance reflects hiring of additional sales reps for XIFAXAN or any other product? Or, if that increase is mostly just due to marketing spend?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

It’s mainly related to the marketing spend around RELISTOR.

Chris Holterhoff - Oppenheimer & Co. - Analyst

Okay. So it doesn’t assume any additional —

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

We’re not building a primary care sales force. We put that on hold.

Chris Holterhoff - Oppenheimer & Co. - Analyst

Okay. And then just on the business development fund, just wondering if you can talk about how your strategy might change should you not pursue the IBS-D indication to get it formally on the XIFAXAN label?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

Our business development strategy really will not change at all. We want to continue to look for products that have large potential indications, and participating in large markets and products that are gastroenterology community would embrace as well as primary care community on the tail of gastroenterology. So, our business development strategy really has not changed.

Chris Holterhoff - Oppenheimer & Co. - Analyst

Okay. Thanks a lot for taking the questions.

Operator

We’ll go next to Ami Fadia with UBS.

Ami Fadia - UBS - Analyst

Hi. I had just 2 quick questions. First, on the PDUFA, should we expect continued de-stocking at the channel level? Or, do you think that most of that has already been completed?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes, that has completed. Other than when you do a price increases, you have some small changes quarter to quarter. But from the original stocking that took place in April, that has worked itself through.

Ami Fadia - UBS - Analyst

Okay. Actually, I have 2 more questions. Firstly, if you could comment on how you expect the R&D expenses to be distributed across the full quarter of 2011?

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

We’re not providing that. We’re just doing year-end guidance. And obviously, with our break-even guidance for first quarter, R&D is worked into that. And I think I mentioned earlier that we will see some R&D side of things, see some large R&D expenditures occurring in first quarter, around RELISTOR.

Ami Fadia - UBS - Analyst

Okay. And lastly, just on XIFAXAN use — and you mentioned earlier that you don’t have a sense of what the mix between IBS and HE currently is. Is there a way for us to get a sense of the mix by looking at the [post per] prescriptions? And if you have any color on the average number of days in a month the HE patients get treated for? Are they taking their full 30-day prescription, or are they using the drug for less than 30 days?

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

We will get a lot of that information through our research, our awareness trial and usage research that we’ve been conducting over the last 3-and-a-half years or so. And so, once we’re in the process of gathering that information and once we have it, then we will let everyone know how that turned out.

Ami Fadia - UBS - Analyst

Okay. Thank you.

Operator

We’ll go next to Jim Molloy with Caris & Company.

Jim Molloy - Caris & Company - Analyst

Thanks for taking my question. I had a question. The heads-up on that Complete Response Letter, you haven’t gotten it yet, looks like you’ll probably get it in the next couple of days. Certainly, XIFAXAN had a strange history in front of the HE panel where the pre-panel docs came out and it basically looked like the FDA was going to reject this because they didn’t think the trial itself was even realistic. Maybe a question for Bill. If they try to put on Salix a trial that really can’t be done, do you think there’s room to go back to them and say, if you ask us or something like this, which you won’t do, you’ll never find your answer. Why not approve it with a restricted label and do it post-marketing? Is there a reasonableness there at the FDA?

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

I think we struggle to find that at this moment, at least reasonableness as I define it. I think that we’ve tried to work with them on labeling, and obviously we’ve got what we have right now, which is a Complete Response Letter in the making. Just to play this out, once we receive the Complete Response Letter, if we want to, we, and of course we will, we can ask for a meeting which we’ll be granted within 30 days. So, it’s a Type A meeting in the regulatory jargon. And that Type A meeting will happen very quickly, and we’ll have a better idea perhaps, sitting down with the division and our thought leaders, as to what their expectations are.

Hopefully following that meeting, we’ll understand what they are. And then depending upon that conversation, we can talk about whether or not we want to go through the appeals process. And that can take you up to AdCom, and that doesn’t always work out so well for companies that do it. But some companies have had some success with it. So, I think we have a couple of options going forward. And I think, clearly, once we receive the letter we’ll have a better idea of whether or not we can carve something out here that is, as we say, reasonable.

Jim Molloy - Caris & Company - Analyst

Thank you for that. I know that in the HE anyway, there is a different indication. There seems to be almost a dispute between the neurologists and the gastroenterologists at the FDA. Is there is a possibility there are 2 camps here at the FDA here, looking at this IBS, and 1 camp is coming down harder than the other?

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

I have not sensed that in this case.

Jim Molloy - Caris & Company - Analyst

Okay. Thank you very much for taking the questions.

Operator

We’ll go next to Corey Davis with Jefferies.

Greg Savonovich - Jefferies & Co. - Analyst

This is actually Greg Savonovich for Corey. Just a few questions, if we could just revisit the IBS communication. Could you clarify, is the issue of re-treatment, as you understand it, one of concern for chronic use and issues around safety on chronic use of the drug? Or, is this more a situation where it’s just a matter of trying to figure out how to appropriately label XIFAXAN for IBS in terms of how many treatments a patient can have in a year? Or, are they kind of interrelated?

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

I think it’s more of the later. I think they really just want to know how to label the product because they feel, in their opinion, that the product is going to be used over and over. So, what they want is information about when the physician should reuse, at what dose, and what they can expect from reuse. That’s about as specific as I can get on it. I think that’s about as clear as I am right now And when we get the Complete Response Letter, hopefully we’ll have a better understanding. But again, this is a shift, because this really does move it into almost a maintenance situation rather than the use for just 2 weeks and then obtaining a durable relief.

Greg Savonovich - Jefferies & Co. - Analyst

And just a follow-up to that particular line of thinking. So, there was nothing about the data from the Phase 3 program, whether it was on the safety or efficacy side or guide points, which had been a concern for investors. None of those were of particular issue, were they?

Bill Forbes - Salix Pharmaceuticals, Inc. - Chief Development Officer and EVP of R&D

No, I think that all of those particular issues have played out in the New England Journal, and the agency has the same data. And in fact, much of the reviews that the New England Journal has done on their reviewers is similar to some of the questions the agency has. We’ve answered all of the questions around the data from target 1 and 2, and also the Phase 2. So, this to me is really the need in their minds for additional data.

Greg Savonovich - Jefferies & Co. - Analyst

Okay. And then a question for Carolyn, and maybe Adam. You had mentioned that the peak revenue for your current base of business, you’d pointed out as $1.2 billion. And I’m just wondering what goes into that, and does it reflect any change in thinking as you think of XIFAXAN in the Hepatic Encephalopathy opportunity relative to some of thoughts you provided on your Analyst Day a couple years back?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

That’s exactly in line with our thoughts that we revealed during the Analyst Day, and we continue to reveal in our corporate presentation. And that is, that we do believe that peak year for HE alone is $1 billion. And then the other, of course, is the bowel cleansing products and APRISO.

Greg Savonovich - Jefferies & Co. - Analyst

And if I could just ask one more on APRISO. We’ve seen good growth in that product. Is there anything that you want to comment on how we should be thinking about that product on a go-forward basis?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

We would anticipate continued growth in the IBD space when, in our case, patients that are in remission, those are the patients that we try to get transferred to our drug. Because with its delayed and extended release, we believe that it offers some distinct advantages compared to its competitors. It also starts to release a little better pH , which is likely to give better coverage in the colon, we believe. So, we would expect it to continue to gain favor. Physicians and patients that are using it seem very pleased with it. So, we don’t see anything that would make us think that that would slow down or

Greg Savonovich - Jefferies & Co. - Analyst

Okay. And these are all coming from switch patients?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

That’s our indication, yes.

Greg Savonovich - Jefferies & Co. - Analyst

Okay. Thank you.

Operator

We have no further questions at this time. I’d like to turn the conference back over to Ms. Logan for any additional or closing comments.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President and CEO

I’d like to thank our stockholders, our employees and other supporters for their continued confidence. And I look forward to speaking with you in the future. Thank you.

Operator

Thank you. Ladies and gentlemen, that does conclude today’s conference call. We’d like to thank you all for your participation.